                                                                  EXHIBIT 10.112




- -------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                           DATED AS OF APRIL 26, 1996

                                 BY AND BETWEEN

                        PAXSON BROADCASTING OF ORLANDO,
                              LIMITED PARTNERSHIP

                                      AND

                         SHAMROCK COMMUNICATIONS, INC.

- -------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                            Page

SECTION 1        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "Escrow Agent" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "FAA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         "Material Licenses"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         "Material Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         "Time Brokerage Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SECTION 2        PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1     Agreement to Sell and Buy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.4     Assumption of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SECTION 3        REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.4     Governmental Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.5     Title to and Condition of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.6     Title to and Condition of Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.7     Assumed Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


         3.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.9     Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.10    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.11    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.12    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.13    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.14    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.15    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.16    Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.18    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.19    Conduct of Business in Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.20    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.21    Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.22    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 4        REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.4     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.5     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

SECTION 5        OPERATIONS OF THE STATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.1     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.2     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.3     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.4     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.5     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.6     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.7     Maintenance of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.8     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.9     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.10    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.11    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.12    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.13    Financing Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.14    Programming  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.15    Personnel Recommendations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.16    Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


         5.17    Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 6        SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.1     FCC Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2     Control of the Station . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.5     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.6     Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.7     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.8     Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.9     Engineering Study  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.10    HSR Filing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 7        CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING . . . . . . . . . . . . . . . . . . . . . .  21
         7.1     Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.2     Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 8        CLOSING AND CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.2     Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 9        TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.1     Termination by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.2     Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.3     Escrow Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.4     Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 10       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . . . .  27
         10.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.4    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.5    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.6    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


SECTION 11       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.1    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.2    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.4    Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.5    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.6    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.8    Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.10   Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.12   Press Releases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.13   No-Shop  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.14   Guaranty of Paxson Communications Corporation (PCC)  . . . . . . . . . . . . . . . . . . . . . . . .  33


                               LIST OF SCHEDULES

                                                                         Tab
                                                                         ---

   Schedule 3.3             -        Consents                            A
   Schedule 3.4             -        Licenses                            B
   Schedule 3.5             -        Real Property                       C
   Schedule 3.6             -        Tangible Personal Property          D
   Schedule 3.7             -        Contracts                           E
   Schedule 3.9             -        Intangibles                         F
   Schedule 3.10            -        Financial Statements                G
   Schedule 3.11            -        Insurance                           H
   Schedule 3.13            -        Employee - Employee Benefits        I
   Schedule 3.16            -        Claims and Legal Actions            J
   Schedule 3.17            -        Environmental Matters               K
   Schedule 4.3             -        Buyer Consents                      L
   Schedule 8.2(e)          -        Counsel Opinion (Seller)            M
   Schedule 8.3(d)          -        Counsel Opinion (Buyer)             N
   Schedule 9.3             -        Escrow Agreement                    O


                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of April 26, 1996, by and between Paxson Broadcasting of Orlando, Limited Partnership, a Florida limited partnership ("Buyer"), and Shamrock Communications, Inc., a Pennsylvania corporation ("Seller").

                                    RECITALS

         A. Seller is the licensee of and owns and operates radio station WDIZ(FM), 100.3 MHZ, Orlando, Florida (the "Station") pursuant to licenses issued by the Federal Communications Commission.

         B. Seller desires to sell, and Buyer wishes to buy, substantially all the assets owned or leased by Seller that are used in the business or operations of the Station for the price and on the terms and conditions set forth in this Agreement.

         C. Seller and Buyer intend to enter into a Time Brokerage Agreement providing for Buyer to provide programming for the Station commencing on June 1, 1996 on terms and conditions acceptable to the parties.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1        DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising time run on the Station prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means all Contracts which are assignable without the consent of a third party and those Contracts which are assignable only with the consent of a third party whose consent is obtained by Seller prior to Closing that are (i) listed in Schedule 3.7, (ii) entered into by Seller prior to the Closing Date that Buyer agrees in writing to assume, or (iii) entered into by Seller between the Effective Date of the Time Brokerage Agreement and the Closing Date at the request of Buyer (Programmer) pursuant to the Time Brokerage Agreement.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station.

         "Escrow Agent" means First Union National Bank of Florida.

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used exclusively in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the FAA or any other federal, state, or local governmental authorities to Seller, in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Material Licenses" means the FCC Licenses.

         "Material Contracts" means those contracts designated in Paragraph 1.A. on Schedule 3.7 for which Consents must be delivered at Closing.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property located in the State of Florida, including fee estates, leaseholds and subleaseholds, easements, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, inventory, spare parts, and other tangible personal property owned or leased by Seller and located in the State of Florida which is used in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Time Brokerage Agreement" means the Agreement between Seller and Buyer dated the date hereof whereby Buyer shall provide programming for the Station effective June 1, 1996.

         "To Seller's knowledge" or "Seller is not aware of" as used herein means to the actual knowledge of the officers, directors or shareholders of Seller.

SECTION 2        PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets specified in (a) through (h) below used in connection with the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

                 (a)  The Tangible Personal Property;

                 (b)  The Real Property;

                 (c)  The Licenses;

                 (d)  The Assumed Contracts, including executed copies thereof;

                 (e) The Intangibles including the goodwill of the Station, if any;

                 (f) All of the following relating exclusively to the business and operation of the Station, in Seller's possession: Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC;

                 (g)  All choses in action of Seller relating to the Station;
and

                 (h) All books and records relating exclusively to the business or operations of the Station, and all records required by the FCC to be kept by the Station.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; deposits; and any stocks, bonds, certificates of deposit and similar investments;

                 (b) All books and records relating to Seller's corporate organization;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                 (d)  The Accounts Receivable; and

                 (e)  Any Contracts not included among the Assumed Contracts.

         2.3     Purchase Price.

                 (a) Purchase Price. The Purchase Price for the Assets shall be Twenty Two Million Dollars ($22,000,000) in cash on the Closing Date (the "Purchase Price"), adjusted as set forth in Section 2.3(b), payable by federal wire transfer of immediately available funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two business days prior to the Closing Date.

                 (b)  Adjustments.

                          (1)  Expenses.  The Purchase Price shall be increased
or decreased as required to effectuate the proration of expenses. Subject to the provisions of the Time Brokerage Agreement, all expenses arising from the operation of the Station, including annual regulatory fees imposed by the FCC and other business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, except for Reimbursable Expenses as such is defined in the Time Brokerage Agreement (see Attachment II thereof) and for which Buyer (Programmer) is required to reimburse Seller (Licensee) and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the foregoing, there shall be no adjustment or proration for, and Seller shall remain solely liable with respect to, (i) any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section
2.4 hereof, except that to the extent that Seller (Licensee) is not entitled to reimbursement for Reimbursable Expenses under the Time Brokerage Agreement for which Seller (Licensee) shall be entitled to such reimbursement and (ii) any commissions, wages, bonuses, incentive programs, payroll taxes, vacation pay, sick leave, severance benefits, or other benefits of Seller's employees of the Station with respect to periods prior to or arising by virtue of the Closing all of which obligations shall be discharged and satisfied in full at or prior to the Closing.

                          (2)  Revenues.  Subject to the provisions of the Time
Brokerage Agreement, the Purchase Price shall be decreased by the amount of any revenues received by Seller under any Assumed Contract to the extent such revenues relate to the performance of obligations on or after the Closing Date.

                          (3)  Trade and Barter.  Subject to the provisions of
the Time Brokerage Agreement, if, on the Closing Date, the aggregate value of the Seller's obligations relating to the Station on or after the Closing Date under trade, barter or similar arrangements for the sale of advertising time other than for cash, minus the aggregate value of the goods, services or other items to be received on or after the Closing Date under such trade and barter arrangements, exceeds $25,000, then Buyer shall receive a credit against the Purchase Price for the amount of such excess. The liability of the Station for unperformed time for purposes of this Section shall be valued according to the Station's prevailing rates as of the Closing Date.

                 (c) Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(b), will be determined finally in accordance with the following procedures:

                          (1)  Seller shall prepare and deliver to Buyer not
later than five days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3(b). The preliminary settlement statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(b), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) shall be certified by Seller to be materially true and complete to the best of Seller's knowledge as of the date thereof. Buyer and Seller shall use their good faith efforts to agree upon the adjustments under Section 2.3(b) hereof prior to the Closing. The Purchase Price payable at Closing under
Section 2.3(a) shall be increased or decreased, as applicable, based on the adjustments set forth in the preliminary settlement statement except that any adjustments set forth in the preliminary settlement statement to which Buyer objects in good faith shall be deemed omitted from such preliminary settlement statement and shall instead be determined as part of the post-closing adjustments under this Section 2.3(c).

                          (2)  No later than 45 days after the Closing Date,
Buyer will deliver to Seller a statement setting forth Buyer's determination of the Purchase Price as adjusted pursuant to Section 2.3(b). If Seller disputes the amount of the Purchase Price determined by Buyer, it shall deliver to Buyer within 45 days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the Purchase Price (the "Seller Statement"). If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the 45-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the 45-day period.

                          (3)  Buyer and Seller shall use good faith efforts to
resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within 15 days following the delivery of Seller's Statement, Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in accounting for radio broadcasting stations within forty-five days following delivery of Seller's Statement, to resolve the dispute. If Seller and Buyer fail to agree to the appointment of such certified public accountant within said forty-five day period, either party may submit to the American Arbitration Association for the appointment of such accountant under the commercial arbitration rules of the American Arbitration Association. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of such accountant shall be split equally between the parties.

                          (4)  If the Purchase Price as finally determined
pursuant to this Section 2.3(c) exceeds the Purchase Price paid by Buyer on the Closing Date (the "Estimated Purchase Price"), Buyer shall pay to Seller, in immediately available funds within five days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price. If the Purchase Price as finally determined pursuant to Section 2.3(c) is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price. If Seller fails to make the payment required by the preceding sentence, Buyer may retain the difference between the Estimated Purchase Price and the Purchase Price from the amounts collected by Buyer pursuant to Section 6.4 with respect to the Accounts Receivable.

         2.4 Assumption of Liabilities and Obligations. As of the Closing Date and subject to the provisions of the Time Brokerage Agreement, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities of Seller under any employee pension, retirement, or other benefit plans or collective bargaining agreements,
(vi) any obligation to Seller's employees of the Station for commissions, wages, bonuses, incentive programs, payroll taxes, vacation pay, sick leave, severance benefits or other benefits with respect to periods prior to or arising by virtue of the Closing or (vii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing.

SECTION 3        REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a Pennsylvania corporation duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary actions on the part of Seller and its Shareholders. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party under any Material Contract, Material License or law applicable to Seller or the transactions contemplated by this Agreement; (ii) will not conflict with any provision of the Articles of Incorporation or By-Laws of Seller; (iii) will not conflict with, result in a material breach of, or constitute a material default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit of a material nature to which Seller is a party or by which Seller may be bound; and which would impair Seller's ability to consummate the transaction contemplated hereby; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of a material nature upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of all Material Licenses. Seller has delivered to Buyer true and complete copies of the Material Licenses (including any amendments and other modifications thereto). The Material Licenses have been validly issued, and Seller is the authorized legal holder thereof. The Licenses listed on Schedule
3.4 comprise all of the licenses, permits, and other authorizations of a material nature required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted. The Licenses are in full force and effect, and the conduct of the business and operations of the Station are in accordance therewith.

         3.5     Title to and Condition of Real Property.

                 (a) Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including street address, description, owner, and use). The Real Property listed on Schedule
3.5 comprises all real property interests of a material nature necessary to conduct the business and operations of the Station as now conducted.

                 (b) With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement (i) the leases are in full force and effect, and are valid, binding and enforceable with respect to Seller in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) neither Seller nor to Seller's knowledge, any other party is in material default in any respect under any such leases, (iv) no party has asserted any defense, set off or counterclaim thereunder, and (v) no notice of default or termination has been given or received by Seller, no event of default has occurred. Except as set forth in Schedule 3.3 hereto, no third-party consent or approval is required for the assignment of any such lease to Buyer. All improvements located on the Real Property are available for immediate use in the conduct of the business or operations of the Station and comply with all applicable building and zoning codes. All towers, guy anchors, buildings and other improvements included in the Assets are located entirely on the Real Property. Seller have full legal and practical access to the Real Property.

         3.6     Title to and Condition of Tangible Personal Property.
Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted. Except as described in Schedule 3.6, Seller owns or leases and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller will, after the Closing, be subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. If any item of Tangible Personal Property listed on Schedule 3.6 is subject to any security interest, mortgage, pledge, conditional sales agreement, or other liens or encumbrance (except for liens for current taxes not yet due and payable) as of the Closing, the same shall be terminated, satisfied, or released at the time of Closing using, to the extent necessary, the Purchase Price to be paid to Seller. Each material item of Tangible Personal Property is available for immediate use in the business and operations of the Station. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and
(ii) will permit the Station and any auxiliary broadcast facilities related thereto to operate substantially in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC and the FAA.

         3.7 Assumed Contracts. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. To Seller's knowledge, there is not under any Material Contract any material default by any party thereto.

         3.8     Consents.  Except for the FCC Consent provided for in Section
6.1 the Consent under the HSR Act and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party of a material nature is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, excluding the Assumed Contracts, or (iii) to enable Buyer to conduct the business and operations of the Station in substantially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all material Intangibles (exclusive of those listed in Schedule 3.4), all of which are, to Seller's knowledge, valid and in good standing and uncontested. Prior to Closing, Seller will deliver to Buyer copies of all existing documents of Seller that establish or evidence any of the Intangibles listed on Schedule
3.9. To Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all material intangible property interests necessary to conduct the business and operations of the Station as now conducted.

         3.10 Financial Statements. Schedule 3.10 represents true and complete copies of (i) unaudited Statements of Income and Expenses for the Station for the calendar year ending December 31, 1994 and December 31, 1995, and (ii) unaudited Statements of Income and Expenses for the Station for the month period ended on February 29, 1996. The Statements of Income and Expenses have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, are complete and correct in all material respects, and present fairly results of operations of the Station for the periods then ended. None of the Statements of Income and Expenses of the Station materially understates the true costs and expenses of conducting the business or operations of the Station, or materially inflates the revenues of the Station.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any material part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.11 are in full force and effect.

         3.12 Reports. All tax returns, ownership and employment reports, and other material documents that the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with in all material respects. All of such returns, reports, and statements are complete and correct in all material respects as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.13    Employee Benefits.

                 (a) All of Seller's Employee Plans and Compensation Arrangements are listed in Schedule 3.13, and complete and accurate copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Descriptions of any unwritten Employee Plans or Compensation Arrangements also are provided in Schedule 3.13. Schedule 3.13 also contains a true and complete list of all employees of the Station, their job description, date of hire, salary and amount and date of last salary increase.

                 (b) Seller does not contribute to and is not required to contribute to any Multi-employer Plan with respect to the employees of the Station, and neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA with respect to the employees of the Station.

                 (c) Except as described in Schedule 3.13, neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsor, maintain or contribute to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to former employees of Seller at the Station.

                 (d) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) contribute or to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsor, maintain or otherwise are bound which provides benefits to persons employed or previously employed at the Station; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder;
(iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) employed or previously employed at the Station any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; and (v) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Seller or any entity related to Seller (under the terms of Section 414(b) or (c) of the Code) contribute or are required to contribute.

         3.14 Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.13. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and Seller has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To Seller's knowledge, there is no union campaign being conducted to represent employees of the Station or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

         3.15 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed with respect to the Station, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due. To Seller's knowledge, there are no legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station.

         3.16 Claims and Legal Actions. Except as disclosed on Schedule 3.16, there is no legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller and which relates to the Assets or the business or operations of the Station, of a material nature or not adequately covered by insurance. In particular, but without limiting the generality of the foregoing, to Seller's knowledge, there are no applications, complaints or proceedings pending or threatened (i) before the FCC relating to the business or operations of the Station other than rulemaking proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.17    Environmental Matters.

                 (a) To Seller's knowledge, Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and Seller has not received written notice of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, having been filed or commenced against Seller or the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To Seller's knowledge, Seller has not been notified of any liability relating to its ownership and operation of the Station (and Seller is not aware of any basis related to the past or present operations, properties, or facilities of the Station by Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, the Emergency Planning and Community Right-to-Know Act, or the Occupational Safety and Health Act (each as amended), or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public or employee health and safety, or pollution or protection of the environment.

                 (c) To Seller's knowledge, Seller has not been notified of any liability relating to its ownership and operation of the Station (and Seller is not aware of any basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand, under the common law or pursuant to any statute, against Seller giving rise to any such liability) arising out of such Seller's handling, disposal or arranging for disposal of any substance.

                 (d) To Seller's knowledge, Seller has not been notified of any liability relating to its ownership and operation of the Station (and Seller is not aware of any basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand, under the common law or pursuant to a statute, against Seller giving rise to any such liability) for any illness or personal injury to any employee, except as is adequately covered by insurance.

                 (e) To Seller's knowledge, except as set forth on Schedule 3.17, Real Property and Tangible Personal Property are free of friable asbestos, and all transformers used in the operations of the Station are free of PCB's.

         3.18 Compliance with Laws. To Seller's knowledge, Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station where noncompliance would have a material and adverse effect on the operation of the Station. To Seller's knowledge, neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity where such conflict would have a material and adverse effect on the operation of the Station.

         3.19 Conduct of Business in Ordinary Course. Since December 31, 1995, to the date hereof, Seller has conducted the business and operations of the Station substantially in its ordinary course and has not:

                 (a) Suffered any material adverse change in the business, assets, or properties of the Station, including any material damage, destruction, or loss affecting any assets used in the conduct of the business of the Station;

                 (b) Made any material increase in compensation payable or to become payable to any of the employees of the Station, or any bonus payment made or promised to any employee of the Station, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Station;

                 (c) Made any sale, assignment, lease, or other transfer of any of the Station's properties other than in the normal and usual course of business of the Station;

                 (d) Canceled any debts owed to or claims held by any Seller with respect to the Station, except in the normal and usual course of business of the Station;

                 (e) Suffered any material write-down of the value of the Assets;

                 (f) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or materially modified any such existing right relating to the Station;

                 (g) Incurred any obligation or liability (fixed or contingent) except normal trade or business obligations and liabilities incurred in the ordinary course of business of the Station; or

                 (h) Mortgaged, pledged or subjected to any lien any of the Assets other than in the ordinary course of business of the Station.

         3.20 Transactions with Affiliates. Other than with respect to financing, Seller is not involved in any business arrangement or relationship relating to the Station with any affiliate of any Seller, and no affiliate of Seller owns any Asset. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.21 Broker. Neither Seller nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.


         3.22 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.

SECTION 4        REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a Florida limited partnership duly organized, validly existing, and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents and except as set forth in Schedule 4.3, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party under any material agreement, license or law applicable to Buyer or the transactions contemplated by this Agreement;
(ii) will not conflict with the Certificate of Partnership of Buyer; (iii) will not conflict with, result in a material breach of, or constitute a material default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Buyer; or
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit of a material nature to which Buyer is a party or by which Buyer may be bound, that may impair Buyer's ability to acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.

SECTION 5        OPERATIONS OF THE STATION PRIOR TO CLOSING

         Between the date of this Agreement and the Closing Date, Seller shall comply with the covenants in this Section 5 (except where such conduct would conflict with Seller's other obligations under this Agreement or the intent of the Time Brokerage Agreement).

         5.1 Generally. Except as provided for in the Time Brokerage Agreement, Seller shall operate the Station diligently in the ordinary course of business in accordance with past practices.

         5.2 Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed by Seller in connection with the conduct of the business or operations of the Station, except in accordance with past practices or as required by any law, statute, or contract provision applicable to Seller.

         5.3 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any material Assets, except Assets that are no longer used in the business or operations of the Station and Assets that are disposed of in connection with the acquisition of replacement property.

         5.4 Encumbrances. Seller shall not create, assume or permit to exist any security interest, mortgage, lien, pledge, charge, or encumbrance of any material nature whatsoever upon the Assets, except for (i) matters disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed prior to or on the Closing Date utilizing to the extent necessary the Purchase Price to be paid to Seller, (ii) liens for current taxes not yet due and payable or (iii) mechanics' liens and other liens, which shall be removed prior to or on the Closing Date utilizing to the extent necessary the Purchase Price to be paid to Seller.

         5.5 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of the FCC Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.


         5.6 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request (including any Statements of Income and Expenses and operations reports produced with respect to the affairs and business of the Station). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records of the Station and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as are required to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.7 Maintenance of Assets. Seller shall maintain all of the Assets in their current condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner. Seller shall maintain inventories of spare parts and expendable supplies at levels substantially consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any material Assets occurs, Seller shall repair, replace, or restore such Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.8 Insurance. Seller shall maintain the existing insurance policies on the Station and the Assets.

         5.9 Consents. Seller shall use reasonable commercial efforts to obtain the Consents described in Section 8.2(b), without any change in the terms or conditions of any Assumed Contract or License that could be materially less advantageous to the Station than those pertaining under the Assumed Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed or requested for any of the Consents.

         5.10 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.11 Notification. Seller shall promptly notify Buyer in writing of any adverse material developments with respect to the business or operations of the Station, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement, provided that such notification shall not relieve Seller of any obligations hereunder.

         5.12 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

         5.13 Financing Leases. Seller shall satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.14 Programming. Seller shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Station, or make any other material change in the Station's programming policies, except such changes as in the good faith judgment of Seller are required by the public interest and except pursuant to the Time Brokerage Agreement.

         5.15 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Station between the date hereof and the Effective Date of the Time Brokerage Agreement and consider for employment all personnel recommended by Buyer for such vacant position.

         5.16 Rights. Seller shall not knowingly waive any material rights relating to the Station or any of the Assets.

         5.17 Inconsistent Action. Seller shall not intentionally take any action that is inconsistent with its obligations under this Agreement or that could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 6        SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare appropriate applications for the FCC Consent and shall file such applications with the FCC on or before the tenth (10th) business day after the execution of this Agreement. The parties shall prosecute the applications with all reasonable diligence and otherwise use their reasonable commercial efforts to obtain a grant of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by such party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station's programs, Seller's employees, and policies, shall be the sole responsibility of Seller until the Closing; provided, however, that Seller and Buyer shall enter into a Time Brokerage Agreement effective June 1, 1996.

         6.3 Risk of Loss. The risk of any physical loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing except such caused by the negligence of Buyer or its employee(s), which shall be borne by Buyer.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and rules and regulations of securities markets, each party will keep confidential any information of a confidential nature obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto, and Seller shall have no obligation to expend funds (other than the incidental cost of preparing and submitting requests, responding to reasonable inquiries and ordinary and customary filing fees and processing charges) to obtain any of the Consents.

         6.6 Bulk Sales Law. If applicable, the bulk sales law of the State of Florida shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.7 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.8 Environmental Audit. Buyer may, at its option and sole expense, retain an independent environmental consulting firm with the report from a licensed engineer qualified in the State of Florida to be selected by Buyer to perform a Phase I environmental survey of the Real Property of the Station which survey shall be commenced promptly after execution of this Agreement and completed within fifteen days thereafter. If the survey discloses any material environmental hazard or the probability of material future liability for environmental damages or clean-up costs, Buyer shall so notify Seller within fifteen days after execution of this Agreement and shall with such notice provide Seller with a copy of the Phase I environmental survey and all ancillary reports. Seller shall, within fifteen days, notify Buyer in writing of whether it will remedy the matter pursuant to the Phase I survey or not. Should Buyer fail to notify Seller within the above indicated fifteen-day period of material environmental hazards or the probability of material environmental damages or clean up costs, the right of Buyer to terminate this Agreement pursuant to Section 9.2(e) shall terminate.

         6.9 Engineering Study. Buyer may, at its option and sole expense, utilize its Director of Engineering or retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards which study shall be commenced promptly after execution of this Agreement and completed within fifteen days thereafter. If the survey discloses any such material deficiencies in the operations or equipment of the Station, Buyer shall so notify Seller within fifteen days after execution of this Agreement and shall with such notice provide Seller with a copy of all such studies and reports. Seller shall, within fifteen days, notify Buyer in writing whether it will remedy the matter pursuant to the Engineering Study or not. Should Buyer fail to notify Seller within the above indicated fifteen day period of material deficiencies in the operations or equipment of the Station, the right of Buyer to terminate this Agreement pursuant to Section 9.2(f) shall terminate.

         6.10 HSR Filing. As soon as practicable after the execution hereof but in no event later than twenty-one business days after the execution hereof, Buyer and Seller shall each make the filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each party will cooperate with the other in accomplishing such filings and will keep the other party appraised of the status of any inquiries made of such party by the Federal Trade Commission, the U.S. Department of Justice or any other governmental agency with respect to this Agreement or the transaction contemplated hereby. The transfer of the Assets hereunder is expressly conditioned upon the waiting period relating to any such filings having duly expired or been terminated by the appropriate government agencies without the enforcement of any action by any such agencies to restrain or postpone the transactions contemplated hereby.

SECTION 7        CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time which, if untrue or incomplete, have a material adverse effect on the value of the Station and the Assets taken as a whole.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date where nonperformance or noncompliance have a material adverse effect on the value of the Station and the Assets as a whole.

                 (c) Consents. All Consents to Material Contracts shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of the Material Contracts.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on them by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) HSR Act. Any approval required pursuant to the HSR Act shall have been obtained (or the waiting period thereunder shall have expired or been terminated).

                 (f) Governmental Authorizations. Seller shall be the holders of all Material Licenses and there shall not have been any modification of any Material License that could have a material adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify materially and adversely any Material License.

                 (g) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (h) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the Tangible Personal Property, taken as a whole, except as a result of the negligence of Buyer or its employees or agents or of actions taken by Buyer under the Time Brokerage Agreement.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (e) HSR Act. Any approval required pursuant to the HSR Act shall have been obtained (or the waiting period thereunder shall have expired or been terminated).

SECTION 8        CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least ten days' written notice to Seller, that is (1) not earlier than the third business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order provided, however, that if Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC grant of the Station' renewals becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent become a Final Order.
At the Seller's option, upon at least five (5) days written notice to Buyer following receipt of Buyer's specification of a Closing Date, the Closing may be delayed until a date no later than January 12, 1997.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W, Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable;

                 (b) Consents. A manually executed copy of any instrument evidencing the Consents indicated on Schedule 3.3;

                 (c) Certificate. A certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller on behalf of Seller, certifying to his or her knowledge (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date which, if untrue or incomplete, have a material adverse effect on the value of the Station and the Assets taken as a whole; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date where nonperformance or noncompliance have a material adverse effect on the value of the Station and the Assets taken as a whole.

                 (d) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, and by delivery of possession of Seller's office premises, blueprints, schematics, working drawings, plans, engineering records, and all files and records in Seller's possession used exclusively by Seller in connection with the operations of the Station;

                 (e) Opinion of Counsel. Opinion of Seller's counsel dated as of the Closing Date, in substantially the form attached hereto as Schedule 8.2(f), and if requested by Buyer, Buyer's lenders shall be permitted to rely on such opinion;

                 (f) Other Instruments. Such other instruments and certificates or other documentation as Seller is required by the terms hereof to deliver.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 (a)  Purchase Price.  The Purchase Price as provided in
Section 2.3(a);

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform all obligations and liabilities of Seller under the Licenses and Assumed Contracts insofar as they relate to the time on or after the Closing Date.

                 (c) Certificate. A certificate, dated as of the Closing Date executed by a duly authorized officer of the general partner of the Buyer on behalf of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date substantially in the form of Schedule 8.3(d) hereof; and

                 (e) Other Instruments. Such other instruments and certificates or other documentation as Buyer is required by the terms hereof to deliver.

SECTION 9        TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in Section 7.2 of this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.


                 (c) Upset Date. If the Closing shall not have occurred by June 1, 1997.

                 (d) Breach. Without limiting Seller' rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement which, if untrue or incomplete have a material adverse effect on the value of the Station and the Assets taken as a whole within fifteen days after Buyer received written notice of such breach from Seller.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in Section 7.1 of this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by June 1, 1997.

                 (d) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement which, if untrue or incomplete have a material adverse effect on the value of the Station and the Assets taken as a whole within fifteen days after Seller received written notice of such breach from Buyer.

                 (e) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the probability of material environmental damages or clean-up costs, as indicated in the Phase I Environmental Survey described in Section 6.8, within 15 days of the execution of this Agreement, and the cause thereof shall not have been remedied prior to the Closing Date, Seller having no obligation to perform such remediation.

                 (f) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 6.9, within fifteen days of the execution of this Agreement, and the cause thereof shall not have been remedied prior to the Closing Date, Seller having no obligation to perform such remediation.

         9.3 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with the Escrow Agent Five Million Dollars ($5,000,000) (the "Escrow Deposit") in accordance with an Escrow Agreement among Buyer, Seller, and the Escrow Agent (the "Escrow Agreement") in the form attached hereto as Schedule 9.3. All funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (b) If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, and Seller is not in material breach of this Agreement, then the Escrow Deposit, together with interest or other proceeds of investment, shall be disbursed by the Escrow Agent to or at the direction of Seller.

         9.4 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any liability to each other thereafter with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement and Seller is not in material breach of this Agreement, then the payment to Seller pursuant to Section 9.3(c) shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the Escrow Deposit is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity.

SECTION 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All written representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of six months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No written notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of their representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                 (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station prior to the Effective Date of the Time Brokerage Agreement, including any such liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Effective Date of the Time Brokerage Agreement.

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant as soon as practicable after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to promptly make available to the Indemnifying Party or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as provided for in Section 11.12 hereof.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuse to perform under the provisions of this Agreement and Buyer is not in material breach of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11       MISCELLANEOUS

         11.1 Fees and Expenses. Buyer shall pay any escrow agent fees under the Escrow Agreement. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of (i) the fee payable to the FCC in connection with the filing of the applications for the FCC Consent and (ii) the fee imposed by the Federal Trade Commission in connection with filings made pursuant to the HSR Act. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below or in Section 2.3(c), any dispute arising out of or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration in the District of Columbia, by a panel of three arbitrators. Within ten business days after receipt of demand for arbitration of either party, Seller and Buyer shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. If the two arbitrators are unable to agree as to the third arbitrator within ten business days of their appointment, then such third arbitrator shall be appointed by the American Arbitration Association upon request of either party. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association within thirty days of the appointment of the third arbitrator. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:                  Shamrock Communications, Inc.
                               149 Penn Avenue
                               Scranton, PA   18503
                               Attention:  William R. Lynett

With a copy to:                Daniel Houlihan, Esquire
                               Shamrock Communications, Inc.
                               149 Penn Avenue
                               Scranton, PA   18503

If to Buyer:                   Paxson Broadcasting of Orlando,
                               Limited Partnership
                               601 Clearwater Park Road
                               West Palm Beach, Florida 33401
                               Attention:  Mr. Lowell W. Paxson

With a copy to:                John R. Feore, Jr., Esq.
                               Dow, Lohnes & Albertson
                               A Professional Limited Liability Company
                               1200 New Hampshire Avenue, N.W.
                               Suite 800
                               Washington, D.C.  20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations under this Agreement, in whole or in part, without Seller's consent to one or more subsidiaries or commonly controlled affiliates of Buyer and Buyer may collaterally assign its rights and obligations hereunder to its lenders without obtaining Seller' consent. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all reference to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee but any permitted assignment shall not relieve Seller or Buyer from liability hereunder notwithstanding such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, including the Time Brokerage Agreement, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations among the parties, including, without limitation, the letter of intent among the parties hereto dated March 25, 1996, and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought. The parties hereto acknowledge that no representations or warranties have been made with respect to matters relating to the transactions contemplated by this Agreement other than as expressly set forth in this Agreement.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.12 Press Releases. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in which case the other party shall be first notified in writing.

         11.13 No-Shop. Seller covenants that neither it nor any of its shareholders, officers or agents will, prior to the Closing Date, solicit, or initiate the submission of any proposal or offer relating to a purchase, sale or exchange of the Assets other than in the ordinary course of business of the Station.

         11.14  Guaranty of Paxson Communications Corporation (PCC)

                 (a) In consideration of the execution and delivery of this Agreement by Seller, PCC agrees as follows:

                          (1)  PCC hereby guarantees the full, complete and
timely performance by Buyer of each and every obligation of Buyer under this Agreement. If any default shall be made by Buyer in the performance of any of such obligations, then PCC will itself perform or cause to be performed such obligation,

                          (2)  PCC waives presentment, protest, demand or
action or delinquency in respect of any of the obligations of Buyer under this Agreement. PCC waives all notices of nonperformance, notices of protest, notices of dishonor and notices of acceptance of this guaranty.

                          (3)  This guaranty shall be deemed a continuing
guaranty, and the above consents and waivers of PCC shall remain in full force and effect until the satisfaction in full of all obligations of Buyer under this Agreement.

                 (b) PCC hereby represents and warrants to Seller that this Agreement has been duly and validly executed and delivered by PCC and constitutes its legal, valid and binding agreement, enforceable in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                              PAXSON BROADCASTING OF ORLANDO,
                               LIMITED PARTNERSHIP


                              By Paxson Communications of Florida, Inc.,
                               its General Partner



                              By: /s/ Lowell W. Paxson
                                  ---------------------------------------
                                   Name:  Lowell W. Paxson
                                   Title: Chairman


                              SHAMROCK COMMUNICATIONS, INC.



                              By: /s/ William R. Lynett
                                  --------------------------------------
                                   Name:  William R. Lynett
                                   Title: President



                              Paxson Communications Corporation
                              hereby joins in the execution of the
                              foregoing Agreement to agree to the
                              provisions of Section 11.14 only, as
                              of the date first above written.

                              PAXSON COMMUNICATIONS CORPORATION



                              By: /s/ Lowell W. Paxson
                                  -------------------------------------
                                   Name:  Lowell W. Paxson
                                   Title: Chairman